Exhibit 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

 March 11, 2021

Catabasis Pharmaceuticals, Inc.
100 High Street

Floor 28

Boston, Massachusetts 02110

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 332,494 shares of common stock, $0.001 par value per share (the “Shares”) of Catabasis Pharmaceuticals, Inc. (the “Company”) issuable upon the exercise of outstanding options granted under the Quellis Biosciences Inc. 2019 Stock Incentive Plan (the “Plan”). The options issued and the shares issuable upon exercise thereof under the Plan were assumed by the Company in connection with and pursuant to the terms of that certain Agreement and Plan of Merger, dated January 28, 2021, by and among the Company, Cabo Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Cabo Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Quellis Biosciences, Inc., a Delaware corporation.

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, the Plan, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Rosemary G. Reilly
Rosemary G. Reilly, a Partner